As filed with the Securities and Exchange Commission on September 28, 2009

Registration No. -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Energy Partners, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	72-1409562
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana

504-569-1875

(Address of Principal Executive Offices, Including Zip Code)

ENERGY PARTNERS, LTD. 2009 LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware

302-658-7581

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	1,237,000 shares	$9.27	$11,466,990	$639.86

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers additional shares of the Registrant’s Common Stock issuable under the Energy Partners, Ltd. Long Term Incentive Plan set forth herein that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $9.27, the average of the high and low prices of the registrant’s common stock, as reported on the New York Stock Exchange consolidated reporting system on September 23, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Energy Partners, Ltd. (the “Registrant” or “Company”) will send or give to all participants in the Energy Partners, Ltd. 2009 Long Term Incentive Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

a.	The Company’s Annual Report on Form 10-K, filed with the Commission on August 20, 2009, for the fiscal year ended December 31, 2008 pursuant to Section 13(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

b.	The Company’s Quarterly Reports on Form 10-Q, filed with the Commission on September 9, 2009, for the periods ended March 31, 2009 and June 30, 2009 pursuant to Section 13(a) of the Exchange Act.

c.	The Company’s Current Reports on Form 8-K, filed with the Commission on February 23, 2009 (Items 5.02, 7.01 and 9.01); March 4, 2009 (Item 5.02); March 6, 2009 (Items 1.01 and 9.01); March 17, 2009 (Items 2.04, 5.02, 7.01 and 9.01); March 30, 2009 (Items 2.04, 3.01, 5.02, 8.01 and 9.01); April 6, 2009 (Item 1.01); April 14, 2009 (Items 1.01, 8.01 and 9.01); May 5, 2009 (Items 1.01, 1.03 and 9.01); May 12, 2009 (Item 8.01); May 20, 2009 (Items 7.01 and 9.01); June 29, 2009 (Item 1.01); July 20, 2009 (Item 5.02); August 4, 2009 (Items 1.03, 7.01 and 9.01); September 25, 2009 (Items 1.01, 1.02, 1.03, 2.03, 3.02, 3.03, 5.01, 7.01 and 9.01) and September 25, 2009 (Items 3.03, 5.02, 5.03, 7.01 and 9.01).

d.	All other reports filed by the Company with the Commission since December 31, 2008 pursuant to Section 13(a) or 15(d) of the Exchange Act.

e.	The description of the Company’s Common Stock, $0.01 par value per share, contained in our registration statement Form S-1 filed with the Commission on August 2, 2000 (including any amendments or reports filed for the purpose of updating such description).

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Amended and Restated Certificate of Incorporation of Energy Partners, Ltd.

Article IX of the Company’s Amended and Restated Certificate of Incorporation states that the personal liability of the Company’s directors will be eliminated to the fullest extent permitted under the Delaware General Corporation Law and the Company’s directors, officers, employees and agents shall also be indemnified to the fullest extent permitted under the Delaware General Corporation Law.

Energy Partners, Ltd. Second Amended and Restated Bylaws

Article VIII of the Company’s Second Amended and Restated Bylaws provides rights to indemnification for any person that is or is threatened to be made a party to any action or proceeding by reason of his or her service as a former or current Company director or officer, or a director, officer, employee or agent for a separate entity at the Company’s bequest. These indemnification rights will extend as far as legally permitted by the Delaware General Corporation Law.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

Section 145(k) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnity Agreements

The Company’s Amended and Restated Certificate of Incorporation, the Second Amended and Restated Bylaws and the Delaware General Corporation Law expressly provide that the indemnification provisions set forth therein are not exclusive, and individual contracts may be entered into by the Company and individuals. The Company entered into Indemnity Agreements with certain of its executive officers in September of 2006. The Indemnity Agreements provide such individuals with, among other things, certain indemnification and advancement rights in third-party proceedings, proceedings by or in the right of the corporation, proceedings in which the indemnitee is wholly or partly successful, and for an indemnitee’s expenses incurred as a witness in a proceeding by reason of his or her corporate status. The Indemnity Agreements will continue during the period of time the officer serves as a Company director or officer, or as a director, officer, trustee, partner, managing member, fiduciary employee or agent of any other entity at the Company’s request, where or not the officer is acting in a corporate capacity at the time the liability or expense to be indemnified is incurred.

Directors & Officers Insurance

The Company maintains Directors and Officers Liability Insurance.

The above discussion of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Second Amended and Restated Bylaws, Section 145 of the Delaware General Corporation Law, the Indemnification Agreements and the Company’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is respectively qualified in its entirety by such statute and documents.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1	Stockholder’s Agreement, previously filed with the Commission as Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1 on August 4, 2000, and incorporated herein by reference.

4.2	Stock Ownership Agreement, previously filed with the Commission as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 on August 4, 2000, and incorporated herein by reference.

4.3	Amended and Restated Certificate of Incorporation, previously filed with the Commission as Exhibit 3.1 to the Registrant’s Form 8-A/A on September 21, 2009, and incorporated herein by reference.

4.4	Second Amended and Restated Bylaws, previously filed with the Commission as Exhibit 3.2 to the Registrant’s Form 8-A/A on September 21, 2009, and incorporated herein by reference.

4.5	Energy Partners, Ltd. 2009 Long Term Incentive Plan.

5.1	Opinion of Vinson & Elkins LLP

23.1	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on September 28, 2009.

ENERGY PARTNERS, LTD

By:	/s/ John H. Peper
John H. Peper Executive Vice President, General Counsel and Corporate Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John H. Peper as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary Hanna Gary Hanna	Chief Executive Officer (Principal Executive Officer)	September 28, 2009

/s/ Tiffany J. Thom Tiffany J. Thom	Vice President, Treasurer and Investor Relations (Principal Financial Officer)	September 28, 2009

/s/ David P. Cedro David P. Cedro	Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)	September 28, 2009

/s/ Scott A. Griffiths Scott A. Griffiths	Director	September 28, 2009

/s/ Marc McCarthy Marc McCarthy	Director	September 28, 2009

/s/ Steven J. Pully Steven J. Pully	Director	September 28, 2009

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Stockholder’s Agreement, previously filed with the Commission as Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1 on August 4, 2000, and incorporated herein by reference.

4.2	Stock Ownership Agreement, previously filed with the Commission as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 on August 4, 2000, and incorporated herein by reference.

4.3	Amended and Restated Certificate of Incorporation, previously filed with the Commission as Exhibit 3.1 to the Registrant’s Form 8-A/A on September 21, 2009, and incorporated herein by reference.

4.4	Second Amended and Restated Bylaws, previously filed with the Commission as Exhibit 3.2 to the Registrant’s Form 8-A/A on September 21, 2009, and incorporated herein by reference.

4.5*	Energy Partners, Ltd. 2009 Long Term Incentive Plan.

5.1*	Opinion of Vinson & Elkins LLP

23.1*	Consent of KPMG LLP

24.1*	Power of Attorney (included on the signature pages of this Registration Statement).

*Filed herewith